Filed pursuant to Rule 433

Registration No. 333-286752

Issuer Free Writing Prospectus dated April 29, 2025

Relating to Preliminary Prospectus Supplement dated April 29, 2025

Alphabet Inc.

2.500% Notes due 2029

3.000% Notes due 2033

3.375% Notes due 2037

3.875% Notes due 2045

4.000% Notes due 2054

Pricing Term Sheet

Issuer:	Alphabet Inc. (the “Company”)

Title:

2.500% Notes due 2029 (the “2029 Notes”)

3.000% Notes due 2033 (the “2033 Notes”)

3.375% Notes due 2037 (the “2037 Notes”)

3.875% Notes due 2045 (the “2045 Notes”)

4.000% Notes due 2054 (the “2054 Notes”)

Security Type:	SEC Registered

Ranking:	Senior unsecured

Listing:	The Company intends to apply to list each series of the notes on the Nasdaq Bond Exchange (“Nasdaq”). The listing applications will be subject to approval by Nasdaq. The Company currently expects trading in each series of the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, the Company has no obligation to maintain such listing and the Company may delist any series of the notes at any time. Currently there is no public market for any series of the notes.

Aggregate Principal Amount:	2029 Notes: €1,500,000,000 2033 Notes: €1,500,000,000 2037 Notes: €1,250,000,000 2045 Notes: €1,250,000,000 2054 Notes: €1,250,000,000

Maturity Date:	2029 Notes: May 6, 2029 2033 Notes: May 6, 2033 2037 Notes: May 6, 2037 2045 Notes: May 6, 2045 2054 Notes: May 6, 2054

Coupon (Interest Rate):	2029 Notes: 2.500% per annum 2033 Notes: 3.000% per annum 2037 Notes: 3.375% per annum 2045 Notes: 3.875% per annum 2054 Notes: 4.000% per annum

Public Offering Price:

2029 Notes: 99.636% of the principal amount, plus accrued interest, if any, from May 6, 2025

2033 Notes: 99.433% of the principal amount, plus accrued interest, if any, from May 6, 2025

2037 Notes: 98.859% of the principal amount, plus accrued interest, if any, from May 6, 2025

2045 Notes: 99.808% of the principal amount, plus accrued interest, if any, from May 6, 2025

2054 Notes: 98.771% of the principal amount, plus accrued interest, if any, from May 6, 2025

Underwriting Discounts:

2029 Notes: 0.200% of the principal amount

2033 Notes: 0.300% of the principal amount

2037 Notes: 0.380% of the principal amount

2045 Notes: 0.550% of the principal amount

2054 Notes: 0.600% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):	2029 Notes: €1,491,540,000 2033 Notes: €1,486,995,000 2037 Notes: €1,230,987,500 2045 Notes: €1,240,725,000 2054 Notes: €1,227,137,500

Yield to Maturity:	2029 Notes: 2.597% 2033 Notes: 3.081% 2037 Notes: 3.493% 2045 Notes: 3.889% 2054 Notes: 4.073%

Spread to Benchmark Bund:	2029 Notes: + 66.7 bps 2033 Notes: + 76.3 bps 2037 Notes: + 85.3 bps 2045 Notes: + 101.8 bps 2054 Notes: + 114.8 bps

Benchmark Bund:

2029 Notes: OBL 2.100% due April 12, 2029

2033 Notes: DBR 2.300% due February 15, 2033

2037 Notes: DBR 4.000% due January 4, 2037

2045 Notes: DBR 2.500% due July 4, 2044

2054 Notes: DBR 2.500% due August 15, 2054

Benchmark Bund Price and Yield:	2029 Notes: 100.64% / 1.930% 2033 Notes: 99.87% / 2.318% 2037 Notes: 113.50% / 2.640% 2045 Notes: 94.58% / 2.871% 2054 Notes: 91.705% / 2.925%

Mid-Swap Yield:	2029 Notes: 2.077% 2033 Notes: 2.361% 2037 Notes: 2.543% 2045 Notes: 2.589% 2054 Notes: 2.473%

Spread to Mid-Swap Yield:	2029 Notes: + 52 bps 2033 Notes: + 72 bps 2037 Notes: + 95 bps 2045 Notes: + 130 bps 2054 Notes: + 160 bps

Interest Payment Dates:	May 6 of each year, beginning on May 6, 2026

Interest Payment Record Dates:	The close of business on the date that is the Clearing System Business Day immediately preceding each Interest Payment Date. A Clearing System Business Day is every Monday to Friday inclusive, except December 25th and January 1st.

Sinking Fund Provisions:	None

Redemption Provision:

At the Company’s option, at any time prior to the applicable Par Call Date (as set forth below), in whole or in part at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate (as defined in the preliminary prospectus supplement relating to the offering) plus 10 basis points with respect to the 2029 Notes, plus 15 basis points with respect to the 2033 Notes, plus 15 basis points with respect to the 2037 Notes, plus 20 basis points with respect to the 2045 Notes and plus 20 basis points with respect to the 2054 Notes, plus, in either case, accrued and unpaid interest, if any, to, but not including, the redemption date.

On or after the applicable Par Call Date, the Company may redeem notes of the applicable series, in whole or in part at any time or from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, if any, but not including, the redemption date.

Par Call Date:

2029 Notes: April 6, 2029 (the date that is one month prior to the maturity date of the 2029 Notes)

2033 Notes: February 6, 2033 (the date that is three months prior to the maturity date of the 2033 Notes)

2037 Notes: February 6, 2037 (the date that is three months prior to the maturity date of the 2037 Notes)

2045 Notes: November 6, 2044 (the date that is six months prior to the maturity date of the 2045 Notes)

2054 Notes: November 6, 2053 (the date that is six months prior to the maturity date of the 2054 Notes)

Redemption for Tax Reasons:	The Company may redeem any series of the notes, in whole, but not in part, in the event of certain changes in the tax laws of the United States that would require the Company to pay additional amounts with respect to the notes of any series. The redemption price would be equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest, if any, on the notes of such series to be redeemed to, but not including, the date of redemption.

Trade Date:	April 29, 2025

Settlement Date (T+ 4)**:	May 6, 2025

Settlement and Trading:	Through the facilities of Clearstream Banking, S.A. or Euroclear Bank SA/NV

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Denominations:	€100,000 and multiples of €1,000 in excess thereof

Concurrent USD Notes Offering:	Substantially concurrently with this offering, the Company launched an offer of U.S. dollar-denominated notes (the “Concurrent USD Notes Offering”). The Concurrent USD Notes Offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Company other than the notes to which this pricing term sheet relates. The Concurrent USD Notes Offering may not be completed, and the completion of the Concurrent USD Notes Offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates or vice versa.

CUSIP / Common Code / ISIN:

2029 Notes: 02079K AP2 / 306441868 / XS3064418687

2033 Notes: 02079K AQ0 / 306442317 / XS3064423174

2037 Notes: 02079K AR8 / 306442546 / XS3064425468

2045 Notes: 02079K AS6 / 306442783 / XS3064427837

2054 Notes: 02079K AT4 / 306443038 / XS3064430385

MiFID II Product Governance:	Professional investors and ECPs only target market

UK MiFIR Product Governance:	Professional investors and ECPs only target market

PRIIPs:	No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or in the UK

Ratings*:	Moody’s: Aa2 (Stable); S&P: AA+ (Stable)

Stabilization:	Relevant stabilization regulations apply (including FCA/ICMA)

Joint Global Coordinators and Joint Book-Running Managers:	Goldman Sachs & Co. LLC HSBC Bank plc J.P. Morgan Securities plc

Joint Book-Running Managers:

Barclays Bank PLC

Deutsche Bank AG, London Branch

Morgan Stanley & Co. International plc

Wells Fargo Securities International Limited

BNP PARIBAS

Merrill Lynch International

Citigroup Global Markets Limited

Crédit Agricole Corporate and Investment Bank

Mizuho International plc

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

Société Générale

The Toronto-Dominion Bank

U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.

ING bank NV, Belgian Branch

MUFG Securities EMEA plc

NatWest Markets Plc

Standard Chartered Bank***

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

AmeriVet Securities, Inc.

Bancroft Capital, LLC

Blaylock Van, LLC

Cabrera Capital Markets LLC

Stern Brothers & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

***	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

MIFID II AND UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ELIGIBLE COUNTERPARTIES ONLY TARGET MARKET / NO PRIIPs KID OR UK PRIIPs KID — Manufacturer target market is eligible counterparties and professional clients only (all distribution channels). No key information document (“KID”) under Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) or PRIIPS Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK PRIIPs Regulation”) has been prepared as the notes are not available to retail investors in the European Economic Area (the “EEA”) or the United Kingdom (“UK”).

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC at 1-866-471-2526 or registration-syndops@ny.email.gs.com; HSBC Securities (USA) Inc. toll-free at 1-866-811-8049; J.P. Morgan Securities LLC (collect) at 1-212-834-4533 (for U.S. investors) or J.P. Morgan Securities plc toll-free at +44-207-134-2468 (for non-U.S. investors); Barclays Bank PLC toll-free at 1-888-603-5847, or Deutsche Bank AG, London Branch toll-free at 1-800-503-4611.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.